UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 7, 2006

Date of Report (Date of earliest event reported)

SUNCREST GLOBAL ENERGY CORP.

(Exact name of small business issuer as specified in its charter)

Nevada

        000-31355

 81-0438093

(State of incorporation)

            (Commission File Number)          (IRS  Employer Identification No.)

3353 South Main, #584, Salt Lake City, Utah

84115

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code:  (702) 946-6760

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

Section 2 - Financial Information

Section 2.01 Completion of Acquisition or Disposition of Assets

On August 7, 2006, Coyote Oil Company, Inc. (“Coyote Oil”), the wholly-owned subsidiary of Suncrest Global Energy Corp., completed the sale of its mini oil refinery prototype.  Coyote Oil sold its mini oil refinery prototype, the land and assets related to that property, located in Green River, Utah, to Ecodomaine Refining, Inc., a Utah corporation (“Ecodomaine”).

On June 30, 2005, Coyote Oil and Ecodomaine entered into an asset purchase agreement for the mini-oil refinery.  Pursuant to the agreement, Ecodomaine agreed to pay a total purchase price of $500,000 for the mini oil refinery.  It paid $10,000 earnest money on June 30, 2005 and agreed to make a yearly installment payment scheduled to be paid over a five year term.  Subsequently, the parties mutually agreed to modify the agreement allowing Ecodomaine to pay the remainder of the purchase price in one lump sum of $490,000.  The agreement also established the closing date as June 30, 2006, but the parties mutually agreed to extend the closing date until August 2006.

The agreement included customary representations and warranties related to corporate authority to complete the transaction and provided an opportunity for Ecodomaine to complete due diligence prior to closing of the transaction.  Coyote Oil sold the mini oil refinery  “as is” and without warranty.

Prior to this transaction, there were no material relationships between Ecodomaine and Coyote Oil or any of Coyote Oil’s management or affiliates.

Management intends to use the proceeds from the sale of the mini oil refinery to pay off current debts and Coyote Oil intends to seek out other business opportunities.

Section 9 - Financial Statements and Exhibits

Item 9.01  Financial Statements and Exhibits

10.1

Asset Purchase Agreement between Coyote Oil Company, Inc. and Ecodomaine Refining, Inc., dated March 30, 2004

SIGNATURES

Pursuant to the requirements of the Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNCREST GLOBAL ENERGY CORP.

                                                                /s/ John W. Peters

Date: August 7, 2006

By:  ______________________________________

John W. Peters, President